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                                                                      Exhibit 23








                         Consent of Independent Auditors




The Board of Directors
Willamette Industries, Inc.:

We consent to incorporation by reference in the Registration Statements
No. 2-89514, No. 33-5847 and No. 33-40504 on Form S-8 of Willamette Industries, Inc. of our report dated February 10, 1994 relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Willamette Industries, Inc.




                                      KPMG PEAT MARWICK



March 18, 1994

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